BCM FOCUS FUNDS

OPERATING EXPENSES LIMITATION AGREEMENT

BARES CAPITAL MANAGEMENT, INC.

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) by and between BCM FOCUS FUNDS, a Delaware statutory trust (the “Trust”), on behalf of BCM FOCUS SMALL/MICRO-CAP FUND (the “Fund”) a series of the Trust, and the advisor of the Fund, BARES CAPITAL MANAGEMENT, INC. (the “Investment Adviser”).

RECITALS:

WHEREAS, the Investment Adviser renders advice and services to the Fund pursuant to the terms and provisions of a Management Agreement between the Trust and the Investment Adviser dated as of December 12, 2022 (the “Management Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Management Agreement that have not been assumed by the Investment Adviser; and

WHEREAS, the Investment Adviser desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Investment Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Investment Adviser hereby agrees to limit the Fund's current Operating Expenses to an annual rate, expressed as a percentage of a share classes’ average daily net assets, to the amounts listed in Appendix A (the "Annual Limit") for the specified period. In the event that the current Operating Expenses of the Fund, on a class-specific basis, as accrued each month, exceed the respective Annual Limit, the Investment Adviser will, as needed, waive its fees and pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund are defined to include all expenses necessary or appropriate for the operation of the Fund and including the Investment Adviser’s investment advisory or management fee detailed in the Management Agreement, but does not include: (i) any brokerage fees and commissions; (ii) any 12b-1 fees; (iii) borrowing costs (such as interest and dividend expenses on securities sold short); (iv) taxes; (v) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Investment Adviser)); and (vi) any indirect expenses (such as acquired funds fees and expenses).

3. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until at least October 31, 2025 unless sooner terminated as provided in Paragraph 5 of this Agreement.

4. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees (the “Board”) of the Trust, on behalf of the Fund. This Agreement may not be terminated by the Investment Adviser without the consent of the Board of the Trust. This Agreement will automatically terminate, with respect to the Fund listed in Appendix A if the Management Agreement for the Fund is terminated, with such termination effective upon the effective date of the Management Agreement’s termination for the Fund.

5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

BCM FOCUS FUNDS		BARES CAPITAL MANAGEMENT, INC.

By:	/s/ Brian Bares	By:	/s/ Brian Bares
Name:	Brian Bares	Name:	Brian Bares
Title:	President	Title:	President

Appendix A

Fund	Operating Expense Limit	Duration
BCM Focus Small/Micro-Cap Fund	1.20%	October 31, 2025

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